FOR IMMEDIATE RELEASE

HARVEST NATURAL RESOURCES EXTENDS
RIGHTS AGREEMENT

HOUSTON, TX (April 5, 2005) — Harvest Natural Resources, Inc. (NYSE:HNR) announced today that its Board of Directors has decided to extend the Company’s existing Rights Agreement for 10 years to April 28, 2015. The existing Rights Agreement was implemented in April 1995 and, by its own terms, was scheduled to expire on April 28, 2005.

By extending the terms of the Rights Agreement, the Company can continue to protect its stockholders against abusive or coercive takeover tactics and other takeover tactics not in the best interest of the Company and its stockholders, such as acquisitions of control without paying all stockholders a fair premium, coercive tender offers and inadequate offers. It is not intended to prevent an offer that the Board concludes is in the best interest of the Company’s stockholders. A copy of the Amended and Restated Rights Agreement will be filed with the Securities and Exchange Commission and will be accessible from the Company’s website at www.harvestnr.com.

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent oil and gas exploitation and development company with principal operations in Venezuela. For more information visit the Company’s website at www.harvestnr.com.

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CONTACT:

Steven W. Tholen
Senior Vice President, Chief Financial Officer
(281) 899-5714

Amanda Koenig
Investor Relations
(281) 899-5716

“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2004 Annual Report on Form 10-K and subsequent reports.”